EXHIBIT 11.1

                      COMPUTATION OF NET (LOSS) PER SHARE
                                   (UNAUDITED)
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                                                                THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                                    APRIL ,30                                      APRIL
                                                        -----------------------------------               ---------------------
                                                             1995                1996                     1995            1996
                                                        --------------     ----------------           ------------    ------------
Net (loss).........................................         $(756,882)        $ (1,297,548)          $ (1,881,518)     $(2,733,114)

Cumulative dividend on preferred shares............            (1,125)                                     (3,375)


NET (LOSS) ATTRIBUTABLE TO COMMON
   SHAREHOLDERS....................................         $(758,007)        $ (1,297,548)           $(1,884,893)     $(2,733,114)
                                                            ==========         ===========             ==========       ==========


Weighted average number of Class A common
   share outstanding...............................          2,278,577            2,734,975              1,184,844        2,734,975

Weighted average number of Class B common
   share outstanding...............................          1,494,987            1,469,050              1,494,987        1,469,050

Addcommon stock equivalents issued within twelve months of an initial public offering (determined by the "treasury
   stock" method)..................................                                                        113,400

Less escrow shares.................................          (781,244)            (781,244)              (781,244)        (781,244)
                                                           -----------          -----------            -----------      -----------


WEIGHTED AVERAGE NUMBER OF COMMON SHARE
   AND COMMON SHARE EQUIVALENTS
   OUTSTANDING.....................................          2,992,320            3,422,781              2,011,987        3,422,781
                                                             =========            =========              =========        =========

NET (LOSS) PER SHARE OF COMMON SHARE AND
   COMMON SHARE EQUIVALENTS........................             $(.25)              $(..38)                 $(.94)           $(.80)
                                                                ======              =======                 ======           ======

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              The accompanying notes are an integral part of these
                        condensed financial statements.









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